Exhibit 10.1

March 29, 2019

Dear Christian,

On behalf of Alkermes, Inc., I am pleased to offer you the position of Senior Vice President, Sales & Marketing, in the Sales Management 10-133 department, reporting to Jim Robinson, President and Chief Operating Officer. This is a full time exempt position and will be located in Waltham, MA.

This letter, and its accompanying documents, confirms the terms of the offer.

Base Pay:	Your starting annual salary will be $475,000, subject to applicable taxes and withholdings. You will be paid bi-weekly.
Annual Bonus:

You will be eligible to participate in the 2019 General Performance Pay Plan. Your annual Performance Pay target will be 50%. Your actual Performance Pay will be based on individual and company performance. You must be actively employed by Alkermes on the date the bonus is paid to receive a Performance Pay bonus.

Sign On Bonus:

You will receive a sign-on bonus of $400,000 (“First Sign-on Bonus”). This is a one-time payment that is considered wages and is therefore subject to supplemental income tax rates. The First Sign-on Bonus should be paid within thirty (30) days of your start date.

You will receive a second sign-on bonus of $200,000 (“Second Sign-on Bonus”). This is a one-time payment that is considered wages and is therefore subject to supplemental income tax rates. The Second Sign-on Bonus should be paid within thirty (30) days of your one-year anniversary date.

The First Sign-on Bonus and Second Sign-on Bonus shall be subject to certain payback terms which are outlined in the Sign-On Bonus Payback Agreement which will be provided to you and must be executed before either bonus can be paid to you.

Former Employer Reimbursement:

You will receive a separate sign-on amount up to $360,000 (net amount), which is contingent upon and limited to the amount of reimbursement to your former employer, if any, that you are required to pay to your former employer (the “Former Employer Reimbursement”).  The payback terms of the Former Employer Reimbursement are outlined in the Former Employer Reimbursement Agreement, which will be provided to you and which must be executed before the Former Employer Reimbursement can be paid to you.

Equity Participation:

Subject to approval by the Compensation Committee of the Board of Directors of Alkermes plc, you will be granted a ten (10) year stock option exercisable for 50000 shares of Alkermes plc ordinary shares and a grant of 14000 Restricted Stock Units.  The Compensation Committee generally meets once per month to approve grants for employees who began employment at the company during the previous month. The stock option and restricted stock unit grants will be subject to the terms and conditions of the applicable Alkermes plc equity plan. The price of the option will be the closing price of the stock on the date of grant.  The stock option grant and the restricted stock unit grant will each vest ratably over four (4) years on the anniversary of the grant date, provided that you remain employed by an Alkermes plc affiliated company.  You will receive notice of your equity award grant via Alkermes/Merrill Lynch’s Benefits On-line system.  Information regarding your equity grant including the grant award certificate can also be found in the Alkermes/Merrill Lynch’s Benefits On-line system and in the applicable Alkermes plc equity plan.  In the event you cease to be employed by an Alkermes plc affiliated company, vesting of the equity grants shall cease.  We will provide you with a copy of the Alkermes plc equity plan from which your equity grant was made for complete details.

Relocation:

As part of this offer, you may be eligible for Alkermes’ relocation benefits provided you meet all program qualification requirements. Enclosed is a summary of your relocation benefits. Upon accepting this offer of employment, and upon your successful completion of all aspects of the Alkermes pre-employment screening processes, your Human Resources representative will arrange for a relocation counselor to begin your relocation process. In the interim period, do not contact or initiate any relocation related services including, but not limited to, real estate agents, mortgage companies and household goods moving services. Relocation services initiated outside of our relocation program may not be covered and could therefore result in the forfeiture of certain benefits. Additionally, should you voluntarily terminate your employment with Alkermes within twelve (12) months from your effective start date, you acknowledge by accepting this offer that you will be required to reimburse Alkermes all or part of the expenses paid on to you or on your behalf associated with your relocation, as outlined in the Relocation Payback Agreement that you will be required  to sign upon the initiation of your relocation benefits.

Vacation:	In addition to location specific paid holidays, you are entitled to 3 weeks of annual vacation. During this year, your vacation allotment will be prorated in accordance with Alkermes policy.
Benefits:

You will also be eligible to participate in the Alkermes benefits program as described in the accompanying Decision Guide. Medical, Dental, and Vision coverage will begin on your start date. Complete details and enrollment information will be included with your New Employee Welcome Packet.

Offer Contingencies:

This employment offer is contingent upon successful completion of all aspects of the Alkermes pre-employment screening process. This process includes the verification of information you will provide to us for a background check.

Background Verification Process:

This process will verify the information you have provided concerning your prior employment and education. As Alkermes is concerned with the security of our customers, employees, business partners and the general public, we will perform a criminal history check to determine whether you have criminal convictions of record and to verify your identity. For positions within our Finance department, a credit check will also be performed.

Employment Eligibility Verification

Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment.

For your convenience, HireRight will be sending you an electronic vision of the Form I -9. You will need to complete Section 1 through HireRight on or before your first day of work. You will need to present original document(s) of your choice as listed on the HireRight site on your first day.

Alkermes participates in the E-Verify program. E-Verify is a Social Security Administration/Department of Homeland Security program which allows employers to electronically verify each new employee’s work authorization using information provided on Form I-9. The verification process will occur within three (3) business days of employment. If you would like further information regarding E-Verify, please contact Alkermes Human Resources department.

Proprietary Information, No Conflicts:

You agree to execute the Company’s standard Employee Agreement With Respect to Inventions and Proprietary Information and Non-Solicitation and to be bound by all of the provisions thereof. A copy is enclosed with this letter. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Employment Period:

This letter, and its accompanying documents, set out the complete terms of our offer of employment but are not intended as, and should not be considered, a contract of employment for a fixed period of time. If you accept this offer of employment with the Company, you accept that your employment is at-will, which means that you or Alkermes are free to end the employment relationship at any time, with or without cause.

Christian, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing with your signature, and return all completed documents to the Company no later than April 8, 2019. After that date, the offer will lapse.  Once signed by you, this letter, together with the documents referred to herein, will constitute the complete agreement between you and Alkermes regarding employment matters and will supercede all prior written or oral agreements or understandings on these matters.

Best Regards,

Peter Mello

Director, Talent Acquisition, Human Resources

Alkermes, Inc.

The foregoing is signed and accepted as of the date indicated below by:

Christian Todd Nichols	3/29/19
Candidate Name	Date